Exhibit 10.8

LICENSE AGREEMENT

AGREEMENT, dated as of February 1, 2005 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation located at 116th Street and Broadway, New York, New York 10027 (“Columbia”), and OMNIMMUNE CORP., a Texas corporation located at 4600 Post Oak Place, Suite 152, Houston, Texas 77027 (“Company”).  The parties therefore agree as follows:

1.           Definitions.

a           “Affiliate” shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Company.  Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

b. “Claim” shall mean a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, or (b) of any patent application that has not been cancelled, withdrawn or permanently abandoned nor been pending for more than (i) seven (7) years, if such patent application is pending in any country other than Japan or (ii) ten (10) years, if such patent application is pending in Japan.

c.           “Confidential Information” As used in this Agreement, the term “Confidential Information” shall mean all confidential or proprietary materials or information designated as such in writing by the party disclosing such information (the “Disclosing Party”), whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any confidential or proprietary materials or information is disclosed by the Disclosing Party to the receiving party (the “Recipient”).  Notwithstanding the foregoing, information or materials which are orally or visually disclosed to the Recipient by the Disclosing Party, or are disclosed in writing or other tangible form without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents describing such information or materials and referencing the place and date of such oral, visual or written or other tangible disclosure, and the names of the employees or officers of the Recipient to whom such disclosure was made.

d.           “Effective Date” shall mean February 1, 2005

e.           “Fair Market Value” shall mean the cash consideration which the Company, its affiliate or sublicensee would realize from an unaffiliated, unrelated buyer in an arms’ length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

f           “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof or foreign counterpart thereof.

g           “Field” shall be subdivided into the following “Subfields:” (i) The “Therapeutic Subfield” shall mean cancer  therapy (active and passive immunotherapy) in humans and non-humans and fertility control in non-humans .  (ii) The “Animal Subfield” shall include all therapeutic treatment in non-humans.  (iii) The “Diagnostic Subfield” shall include all diagnostics in humans and non-humans.

h           “First Sale” shall mean, with respect to a Licensed Product in a country, the first commercial sale of the Licensed Product by Licensee, its Affiliates or sublicensees in such country.  Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Sale.

i.           “Know-How shall mean any information, inventions, discoveries, copyrights, trade secrets, data or materials, whether proprietary or not, including without limitation data generated in pre-clinical and clinical studies.

j.           “Licensed Information” shall mean research and development information, records and data, unpatented inventions, Know-How relating to Licensed Products in the Field that are (i) developed by Columbia through or under the direction of Drs. Robert Canfield, Steve Birken, Alexander Krichevsky and others under their direction at Columbia prior to the Effective Date of this Agreement and (ii) which is provided by Columbia to Company or is provided by a third party to Company at Columbia’s authorization.

k.           “Licensed Material” shall mean the tangible physical material that (i) are listed in Attachment A hereto or (ii) any Company developed progeny or derivatives thereof including those antibodies listed in Attachment A, and any MAb and/or cell lines that Company, its Affiliates, successors or Sublicensees acquire that are derived from amino acid, peptide, or DNA sequences of the antibodies listed in Attachment A.  MAb’s shall also be deemed to include the use of respective cell lines used to produce MAb’s.

l.           “Licensed Patents” shall mean:

(i)           the United States and foreign patents and patent applications listed in Attachment A hereto, and any patents issuing therefrom that are owned or controlled, in whole or in part, by Columbia as at the date hereof, including. provisional patent applications and PCT patent applications, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;.

(ii)           to the extent that the following contain one or more claims directed to the invention or inventions disclosed in (i) above: a) continuations-in-part of (i) above; b) all divisions and continuations of these continuations-in-part; c) all patents issuing from such continuations-in-part, divisions, and continuations; and d) any reissues, reexaminations, and extensions of all such patents;

(iii)           to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign applications and patents to (i) and (ii) above, including those listed in Appendix A.

m.           “Licensed Products” shall mean any product or service, the development, manufacture, use, sale, rental or lease of which (i) is covered by a claim of a Licensed Patent or (ii) involves the use of Licensed Material and/or Licensed Information.

n.           “Net Sales” shall mean the total of all cash consideration or, if none, the Fair Market Value attributable to the Sale of Licensed Products by the Company and its Affiliates and Sublicensees, less returns and customary trade discounts actually taken, outbound freight, transportation insurance, value added, sales or use taxes, and custom duties, and reasonable reserve for bad debts accrued in accordance with the Company’s standard accounting practices applied consistently across the Company’s and its Affiliates business.  In the case of transfers of Licensed Products to an Affiliate by the Company for sale, rental, or lease of such Products to third parties by such Affiliate, Net Sales shall be based upon the greater of the total fees and other consideration charged by the Affiliate to third parties or the total fees and consideration charged by the Company to the Affiliate.  Net sales for Licensed Products sold by Company or its affiliate(s) or Sublicensee(s) as a unit in conjunction with other services or products will be determined pro rata in accordance with the respective stand-alone price or value of such products and/or services.

o.           “Sale” shall mean any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Licensed Product(s).  A Sale of Licensed Product(s) shall be deemed to be completed at the time Company, its Affiliate or Sublicensee invoices for, ships, or receives payment for such Licensed Product(s), whichever occurs first.

p.           “Sublicensee” shall mean any third party to whom the Company has granted a sublicense pursuant to this Agreement.

            q.           “Sublicense Revenue” shall mean all amounts (except royalties on Net Sales by Sublicensees) actually received by the Company and/or its Affiliates from third parties in connection with or related to the licensing or sublicensing to such third parties of rights with respect to Licensed Products, including without limitation (a) all fees and milestone payments, (b) investment in securities and (c) research and development funding, subject, however, to subsections (i) and (ii) below:

(i)           At the Company’s sole discretion and on prior written notice to Columbia, Sublicense Revenue shall not include any amounts constituting (1) bona fide research and development funding directly relating to potential Licensed Products, as reflected in the Company’s books and records in accordance with generally accepted accounting principles, and are actually used for such purpose within the Company, and (2) amounts reimbursed by a third party for Company payments for bona fide research and development activities directly relating to potential Licensed Products, as reflected in the Company’s books and records in accordance with generally accepted accounting principles.  The parties acknowledge and agree that (x) the two exceptions to Sublicense Revenue described above in this subsection (i) shall apply only to direct expenses actually paid by the Company for bona fide research and development activities, including salaries of full and part-time employees, consultants and advisors, and shall only apply to research and development activities undertaken after the Effective Date of this Agreement and after execution of the relevant sublicense agreement; and (y) the Company may not include in amounts excluded from Sublicense Revenue its own internal costs other than those reasonably allocated to the R&D project related to Columbia’s Licensed Products.

(ii)           If and to the extent that a Sublicensee makes a bona fide equity investment in capital stock of Company, or a security convertible into or exchangeable for capital stock of the Company (a “Convertible Security”), then only such portion, if any, of the consideration paid for such capital stock or Convertible Security that is in excess of the aggregate Fair Market Value1 of the shares of such capital stock issued or issuable by Company to Sublicensee shall be deemed to be Sublicense Revenue.
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1           As used herein, the “Fair Market Value” per share of capital stock shall mean (A) if such class of capital stock is then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), an amount equal to the average of the closing prices per share of shares of such class of capital stock on such exchange or system for the twenty (20) trading-day period ending three (3) days prior to the date of issuance of such capital stock or Convertible Security to Sublicensee; (B) if such class of capital stock is then traded over-the-counter, an amount equal to the average of the closing bid prices per share of shares of such class of capital stock over the twenty (20) trading day period ending three (3) days prior to the date of issuance of such capital stock to Sublicensee; and (C) if such class of capital stock is not then traded on a national securities exchange, any such national quotation system or over-the-counter, an amount per share equal to the lowest amount of consideration per share paid in consideration for the bona fide issuance of any shares of such class of capital stock (other than to Sublicensee or to employees, consultants, directors or advisors (collectively “Optionees”) pursuant to the Company’s employee stock option plan) during the period beginning twelve (12) months prior to the date of issuance of such shares of capital stock to Sublicensee; provided that such amount shall be reduced from time to time to an amount equal to the lowest amount of consideration per share paid in consideration for the bona fide issuance of any shares of such class of capital stock (other than to Sublicensee (or Optionees) during the period ending twelve (12) months after the date of such issuance to Sublicensee, if the amount of any such consideration is less than the lowest amount of such consideration paid during the period beginning twelve (12) months prior to the date of such issuance to Sublicensee; provided, further, that if there has not been any bona fide issuance of shares of such class of capital stock (other than to Sublicensee or Optionees) during the twelve (12) months prior to the date of any such issuance to Sublicensee or if the consideration for such shares of capital stock issued by Company to Sublicense or to any other person or entity in an issuance within the twelve (12) months prior to or following the date of any such issuance to Sublicense consists of any consideration other than cash, then the Board of Directors of Company shall, within thirty (30) days following the date of such issuance to Sublicense (or the date of any issuance within 12 months following the date of issuance to Sublicense) make a good faith determination as to the Fair Market Value of the shares issued to Sublicense and furnish to Columbia a written report setting forth in reasonable detail the basis for such determination, and shall promptly furnish to Columbia all such additional information as Columbia may request in connection with its review of such determination.  If Columbia and Company fail to agree on such determination within (30) days following the date Columbia receives such report, then the Fair Market Value of such shares shall be determined by an independent accounting firm, investment bank or valuation firm which has not had any relationship with Columbia or the Company, an Affiliate or Sublicensee for a period of three years prior to such determination (the “Appraiser”); the parties, acting reasonably and in good faith, shall mutually agree upon the Appraiser.  Company shall promptly furnish to the Appraiser all such information as the Appraiser may request in connection with such determination.   The fees and expenses of the Appraiser shall be shared equally by the Company and Columbia; provided that if the Fair Market Value determined by the Appraiser is less than ninety-five (95%) of the Fair Market Value as determined by Company’s Board of Directors, then all such fees and expenses shall be borne by Company.

If non-monetary consideration is received from third parties by the Company and/or its Affiliates, then a commercially reasonable monetary value will be assigned for purposes of calculating Sublicense Revenue.

2.           License Grant:

a.           Columbia grants to the Company, upon and subject to all the terms and conditions of this Agreement

(i)           with respect to any right, title or interest Columbia may have in the Licensed Patents, and/or Licensed Material, a worldwide exclusive license under the Licensed Patents, and Licensed Material as specified in Attachment A, to develop, manufacture, use, sell, have sold, rent, or lease Licensed Products in the Therapeutic Subfield and the Animal Subfield; and

(ii)           with respect to any right, title or interest Columbia may have in the Licensed Patents, and/or Licensed Material, a worldwide non-exclusive license under the Licensed Patents, and Licensed Material as specified in Attachment A, to develop, manufacture, use, sell, have sold, rent, or lease Licensed Products in the Diagnostic Subfield, except that no license is granted in the Licensed Patents and/or Licensed Materials with respect to B152 as listed on Attachment A in the Diagnostic Subfield.

(iii)           with respect to any right, title or interest Columbia may have in the Licensed Information, a nonexclusive, worldwide license to use Licensed Information to develop, manufacture, use, sell, have sold, rent or lease Licensed Products in the Field as specified in Attachment A.  The Company will treat as confidential any and all Licensed Information furnished hereunder, and will not disclose the same to any third party without Columbia’s written permission.

b.           Columbia grants to the Company the right to grant sublicenses to third parties in the Field as specified in Attachment A, provided that (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement; (ii) the Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; (iii) the Company notifies Columbia of any grant of a sublicense and provides to Columbia upon Columbia’s request a copy of any sublicense agreement; and (iv) no such sublicense shall relieve the Company of its obligations under Section 6 hereof.

c.           Except as expressly provided in this Agreement, Columbia is not granting the Company any rights or license to any patents, patent applications, copyrights, trade secrets, know how, trademarks or any other intellectual property right.

d.           All rights granted by Columbia to the Company under this Agreement are subject to the requirements of 35 U.S.C. '' 200 et seq., as amended, and implementing regulations and policies.

e.           THE COMPANY ACKNOWLEDGES AND AGREES THAT COLUMBIA MAKES NO WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ANY RIGHT, TITLE OR INTEREST COLUMBIA MAY HAVE IN AND TO THE SUBJECT OF ANY LICENSE GRANT UNDER THIS SECTION AND THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LICENSED PATENTS, LICENSED INFORMATION AND LICENSED MATERIALS, AND ANY TECHNOLOGY EMBODIED THEREIN.

3.           Royalties and Payments.

a.           In consideration of the license granted under Section 2a of this Agreement, the Company shall pay to Columbia:

(i)           a nonrefundable and non-creditable license fee of $30,000 which shall be payable in accordance with the following schedule:

(a)	$15,000 sixty (60) days from the Effective Date of this Agreement

(b)	$15,000 one year from the Effective Date of this Agreement

(ii)	Company shall reimburse Columbia $50,000 for all past expenses in accordance with the following schedule:

(a)	$25,000 two (2) years from the Effective Date of this Agreement; and

(b)
$25,000 after the sales by Company, its affiliates or Company’s successors or sublicensees, or any combination thereof, for the first $1,000,000 in sales of Licensed Products, as final payment for past patent expenses;

(c)	however, notwithstanding any of the above, Company will pay all past expenses estimated to be $4,300 upon 30 days from invoice with respect to U.S. Serial No. 10,164,914 .

(iii)	Five percent equity in Company as per the Stockholders Agreement attached hereto as Attachment B;

(iv)
a royalty of 1% of Net Sales of all Licensed Products that involve use of Licensed Material or Licensed Information but are not covered by a Claim of a Licensed Patent for a term of ten (10) years from the date of the first sale of each product.

(v)
a royalty of 2% of Net Sales of all Licensed Products covered by a Claim of a Licensed Patent exclusively licensed to the Company hereunder, for a period of ten (10) years from the date of First Sale of each new Licensed Product in a territory or the last to expire Licensed Patent in such territory, whichever is longer.

(a)	If more than one Licensed Patent covers a Licensed Product, no additional royalties will be paid by Company than if the Licensed Product is covered by one Licensed Patent.

(b)
If, after review at any stage of prosecution, Company and Columbia amend this agreement in writing that all claims issued or pending either do not cover a Licensed Product, or are deemed unpatentable, then the royalty to Columbia under Section 3a(v) hereof shall be reduced to one percent (1%) of Net Sales on such Licensed Product.  Notwithstanding the foregoing, if a patent subsequently issues from such applications, then the royalty due to Columbia shall return to the original two percent (2%) of Net Sales on such Licensed Product, beginning on the date of such issue.

b.           For the avoidance of doubt, Licensee owes the same royalty to Columbia on Net Sales by a Sublicensee as the royalty Licensee would pay if the sales were made by Licensee itself.  In addition, on all other gross revenues to the extent included in sublicense income as defined above in Section1q (other than royalties on Net Sales), fees, payments and consideration, or any part thereof, received by Company from Sublicensee as full or partial consideration for the grant of any sublicense by Company pursuant to Section 2B., the Company shall pay to Columbia a percentage of Sublicensed Revenue received by the Company and/or its Affiliates from its Sublicensees according to the following schedule:

From Sublicensed Therapeutics:

20% with respect to a sublicense entered into before the first animal efficacy study of the Licensed Products,

15% after first animal efficacy study of the Licensed Products

10% after first human clinical trial of the Licensed Products

From Sublicensed Diagnostics:

15% before diagnostic clinical trial of the Licensed Products

10% after diagnostic clinical trial of the Licensed Products;

c.           Minimum Annual Royalties -  Company shall pay to Columbia minimum royalties for sales of Licensed Products  according to the following schedule, all of which payments shall be credited towards and offset against royalties and payments due with respect to  Sublicense Revenue before any such payments are due to Columbia:

(i)           $25,000 on each anniversary after the First Sale of the first Licensed Product based on diagnostic purpose; and

(ii)           $75,000 on each anniversary after the First Sale of the first Licensed Product based on therapeutic purpose

(iii)           For the avoidance of doubt, in the event a product is sold for both diagnostic purposes and therapeutic purposes, then both the payments under Sections 3c(i) and 3c(ii) are due.

d.           Licensed Product(s) Derived From More Than One Licensed Patent - If a Licensed Product is derived from more than one Licensed Patent and/or uses more than one Licensed Material, Company is obligated to pay only one royalty to Columbia, the highest royalty applicable.

e.           License Maintenance Fees - Company shall pay annual license maintenance fees according to the schedule below:

$10,000 on or before February 1, 2007;

$20,000 on or before February 1, 2008

$35,000 on or before February 1, 2009

$50,000 on or before February 1, 2010 and $40,000 each first of February thereafter.

The foregoing maintenance fees shall be due and payable until the Company pays Columbia the minimum royalties under Section 3(c)(i) and 3(c)(ii) hereof on an annual basis.

4.           Reports and Payments.

a.           On or before the last business day of January, April, July, and October of each year of this Agreement, the Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(i)           Net Sales made by the Company and any Sublicensee and/or Affiliate during such quarter;

(ii)           In the case of transfers of Products to an Affiliate or Sublicensee by the Company for sale, rental, or lease of such Products by the Affiliate or Sublicensee to third parties, Net Sales by the Company to the Affiliate, or Sublicensee and Net Sales by the Affiliate, or Sublicensee to third parties during such quarter;

(iii)           Amounts accruing to, and received by, the Company from its Sublicensees during such quarter; and/or

(iv)           For the avoidance of doubt, in the event a product is sold for both diagnostic purposes and therapeutic purposes, then both the payments under Sections 3c(i) and 3(c)(ii) are due.

(v)           A calculation under Section 3 of the amounts due to Columbia, if any, making reference to the application subsection thereof.

b.           Simultaneously with the submission of each Payment Report, the Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report.

c.           The Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement.  Upon reasonable notice, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant to whom the Company has no reasonable objection, for two years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by the Company under this Agreement.  If such independent accountant determines that Company has underpaid royalties by five percent (5%) or more with respect to any calendar quarter, Company will pay the costs and expenses incurred by Columbia in connection with such inspection and copying.

5.           Reservation of Rights for Research Purposes.

With respect to any exclusive license grants to the Company in the Field, Columbia reserves the right to use the exclusively Licensed Patents, and exclusively Licensed Materials for noncommercial research purposes and to permit other entities or individuals to use such Licensed Patents, and Licensed Materials for noncommercial research purposes.  Columbia shall obtain from all such entities or individuals an agreement in writing not to use Licensed Patents, and Licensed Materials for commercial purposes and shall inform the Company of the identity of all such entities and individuals.

6.           Best Efforts.

a.           The Company shall achieve the following objectives within specified time periods following the date of this Agreement in accordance with the following schedule:

(i) Before February 1, 2007, Company, and/or its Sublicensees or Affiliates shall have spent at least Four Hundred Thousand Dollars  ($400,000) on the direct research and development of Licensed Product(s) in the Field.

(ii)  Before February 1, 2007, Company shall raise procure, or arrange commitments in the form of equity or debt capital from individuals, corporations, foundations, governments, partnerships, and any other means of financing for funding the Company or its collaborators in the amount of One Million Dollars ($1,000,000).  Such obligation will be maintained if Company becomes a public company, or if Company will have merged with another company; then such obligation will be transferred to such company, provided, however, that if the Company acquires or is merged into another company that has, at the time of such transaction, at least One Million Dollars ($1,000,000) of capital or net tangible assets, the obligation of this paragraph will be deemed to have been satisfied.

(iii)  Before February 1, 2009, Company and/or its Sublicensees or Affiliates shall have spent at least $2,500,000 on the direct research and development of Licensed Product(s) in the Field.

(iv)           Diagnosis

(a)	Company and/or its Sublicensees or Affiliates shall file an application with the FDA for at least one (1) Licensed Product for diagnosis of a human disease before February 1, 2007.

(b)	Company and/or its Sublicensees or Affiliates shall have received FDA approval for at least one Licensed Product for diagnosis of a human disease before February 1, 2009.

(c)	Company and/or its Sublicensees or Affiliates shall develop and market at least one (1) Licensed Product for diagnosis of a human disease somewhere in the world before February1, 2010.

(v).           Therapy

(a)
Company and/or its Sublicensees or Affiliates shall begin the first animal efficacy study of a murine or humanized MAb or fragment or any other variation thereof leading to a Licensed Product for therapy of a human disease before February 1, 2007, and shall complete said animal study before February 1, 2009.

(b)	Company and/or its Sublicensees or Affiliates shall begin the first human clinical trial of at least one (1) Licensed Product for therapy of a human disease before February 1, 2009.

(c)	Company and/or its Sublicensees or Affiliates shall begin the first phase II human clinical trial of at least one (1) Licensed Product for therapy of a human disease before February 1, 2010.

(d)	Company and/or its Sublicensees or Affiliates shall have filed an NDA with the FDA for at least one (1) Licensed Product for therapy for a human disease by February 1, 2012.

b.           Failure to achieve the objectives in Sections 6a(i)-6a(iii) above shall result in Columbia having the option to terminate all of the licenses granted hereunder or convert the exclusive licenses to non-exclusive licenses.

c.           Failure to achieve the objectives in Section 6a(iv) above shall result in Columbia having the option to terminate the license as it pertains to cancer diagnosis granted hereunder or convert the exclusive licenses to nonexclusive licenses.

d.           Failure to achieve the objectives in Section 6a(v) above shall result in Columbia having the option to terminate the license as it pertains to cancer therapy granted hereunder or convert the exclusive licenses to nonexclusive licenses.

e. No less often than every twelve months after the execution of the Agreement the Company shall report in writing to Columbia on progress made toward the objectives set forth above.

7.           Patent Prosecution and Maintenance.

At the Company’s expense, Columbia by counsel it selects to whom  Company has no reasonable objection, in consultation with counsel appointed by the Company, will prepare, prosecute and maintain all Licensed Patent Rights.  Company shall promptly cooperate in transferring prosecution control to Columbia and its counsel with respect to any licensed patents, including but not limited to European Patent  No. 0636171 issued June 7, 2000 (known as the “Lysis Case.”  Company will promptly provide Columbia or its designated counsel copies of all correspondence in its possession related to preparation, prosecution and maintenance of the Lysis case.  Within sixty days of receipt of itemized invoices, the Company will pay reasonable expenses incurred by Columbia for its role in prosecuting and maintaining all Licensed Patents, including attorneys' fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges.  The Company, at Columbia’s option, either will reimburse Columbia for such expenses or will pay Columbia’s counsel directly upon receipt of invoices therefrom.

8.           Infringement.

a.           Columbia will protect its Licensed Patents from infringement and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified.

b.           For rights for which Company has exclusive rights, if the Company shall have supplied Columbia with written evidence demonstrating to Columbia’s satisfaction prima facie infringement of a claim of a Licensed Patent by a third party making, using or selling products in the Therapeutic Subfield and Animal Subfield in competition with the Company or any of its Affiliates or Sublicensees, the Company may by notice request that Columbia take steps to assert the Licensed Patent.  Unless Columbia shall within three months of the receipt of such notice either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, the Company, may upon notice to Columbia, initiate legal proceedings against the infringer at the Company’s expense and Columbia agrees to allow Company to name Columbia co-plaintiff in such an action.  In such event, the Company may deduct from payments due hereunder to Columbia fifty percent of reasonable costs and legal fees (for which no third party is obligated to reimburse Company) incurred to conduct such proceedings, but in no event shall any payment due in any calendar quarter be reduced by more than 25% of the amount otherwise due to Columbia hereunder.  Any recovery by the Company in such proceedings shall first be used to reimburse the Company for its reasonable costs and legal fees incurred to conduct such proceedings and next to pay to Columbia an amount equal to all amounts withheld from Columbia by the Company under this Section  8 during the pendency of the proceedings.  The balance shall be divided 60% to the Company and 40% to Columbia.

c. In the event one party shall initiate or carry on legal proceedings under 8b to enforce any Licensed Patent against an alleged infringer, the other party shall use, at its own expense, its best efforts to cooperate fully with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings.  The party that institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding and shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Section.8, provided, however, that the Party retaining control of any such action, or a declaratory judgment brought by a third party alleging non-infringement, may not, without the prior written consent of the other Party, not to be unreasonably withheld, settle any such action on terms which would involve a monetary payment by the other Party, provide for an admission of liability or wrongdoing by the other Party or its Affiliates or employees, or obligate the other Party to take or refrain from taking any action in the future.  For the sake of clarity, this Section 8c shall not apply to any Licensed Patent licensed non-exclusively under this Agreement or to any legal proceedings that are not initiated under Section 8b.

9.           No Warranty.

a.           COLUMBIA MAKES NO WARRANTIES EXPRESSED OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND AS TO LICENSED PATENTS, LICENSED INFORMATION OR LICENSED MATERIALS OR ANYTHING DEVELOPED, MANUFACTURED, USED, SOLD, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO:  ANY WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE, RESULT OF USE; ANY WARRANTIES OR REPRESENTATIONS AS TO THE VALIDITY OF ANY LICENSED PATENT; AND ANY WARRANTIES OF FREEDOM OF INFRINGEMENT OF DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS, KNOW HOW OR ANY OTHER INTELLECTUAL OR PROPRIETARY RIGHTS OF THIRD PARTIES.  IN PARTICULAR, COLUMBIA DOES NOT WARRANT THAT THE RIGHTS OF ALEXANDER KRICHEVSKY HAVE VESTED IN COLUMBIA.

b.           Columbia, its trustees, officers, employees and agents, shall not have any liability to Company its Affiliates, Sublicensees, or its (their) trustees, directors, officers, employees, agents, distributors, students, users of Licensed Patents, Licensed Information, Licensed Material or Licensed Products, or any other party arising out of the use, storage, handling, transportation, or other disposal of Licensed Patents, Licensed Information, Licensed Material or Licensed Products by the Company or any other party, including for any destructions to any property or from any loss of use, revenue or profit, good will, or any other direct, indirect, special, incidental or consequential damages (whether or not arising from strict or absolute liability or from the negligence of Columbia) caused by or in connection with Licensed Patents, Licensed Information, Licensed Material or Licensed Products.

c.           In no event shall any liability of Columbia to the Company exceed the payments made by the Company pursuant to this Agreement.

10.           Prohibition Against Use of Columbia’s Name.

The Company will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent, which consent shall not be unreasonably withheld, or as required by law.

11.           Compliance with Governmental Obligations.

a.           Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if the Company is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Product to a point of practical application.

b.           The Company shall comply upon reasonable notice from Columbia with all governmental requests pertaining to the license hereunder of any Licensed Products that are directed to either Columbia or the Company and provide all information and assistance necessary to comply with legitimate governmental requests pertaining to the license hereunder or any Licensed Products.

c.           The Company shall insure that research, development, and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

12.           Indemnity and Insurance.

a.           The Company will indemnify, defend and hold Columbia harmless from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, and expenses (including actual attorneys’ fees) based on, arising out of, or relating to, directly or indirectly, this Agreement, including, without limitation, (a) the development, manufacture, packaging, use, sale, rental, or lease of Licensed Products, even if altered for use for a purpose not intended, (b) use of Licensed Patents, Licensed Information or Licensed Materials by the Company, its Affiliates, its Sublicensees or its (or their) customers, (c) any representation made or warranty given by the Company, its Affiliates or Sublicensees with respect to Licensed Products, Licensed Patents, Licensed Information or Licensed Materials, and (d) any infringement claims relating to Licensed Products, Licensed Patents, Licensed Information or Licensed Materials.  The Company shall reimburse Columbia for all of its costs and expenses (including actual attorneys' fees) in enforcing this Section.

b.           The Company shall maintain, during the term of this Agreement, comprehensive general liability insurance, provided that such insurance shall be obtained when Company laboratory operations begin or when Licensed Material is received by Company from Columbia--including products liability and contractual liability (applicable to the indemnity obligations in Section 12a insurance -- with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of the Company, its Affiliates and its Sublicensees, for minimum limits of $2,000,000 combined single limit for bodily injury and property damage.  However, prior to the start of any clinical trials related to this License Agreement, Company’s minimum of $2,000,000 shall only be $1,000,000 until such clinical trials begin.  Such insurance shall include Columbia, its trustees, directors, officers, employees, and agents as additional insureds.  The Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia of cancellation or material change.  The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on Company’s indemnity obligations under Section 12a.

The Company’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory.  The Company's insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

The Company shall at all times comply with all statutory workers’ compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

13.           Marking.

Prior to the issuance of patents, the Company will mark Licensed Products made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents.

14.           Export Laws

a. This Agreement is made subject to any restrictions concerning the export and re-export of products or technical information that the U.S. government may impose from time to time (“Export Laws”).  To this end, the Company shall cooperate with Columbia as reasonably necessary to permit Columbia to comply with the Export Laws.  The Company hereby represents and covenants that the Company: (a) is neither a national of nor Controlled by a national of any country to which the United States prohibits the export or re-export of goods, services, or technology; (b) is not a person specifically designated as ineligible to export from the United States or deal in U.S.-origin goods, services, or technologies; (c) will not export or re-export, directly or indirectly, any goods, services, or technology, to any country or person (including juridical persons) to which the United States prohibits the export of goods, technology, or services; and (d) in the event that a U.S. government license or authorization is required for an export or re-export of goods, services, or technology (including technical information acquired from Columbia under this Agreement and/or any products created by using such technical information or any part thereof), the Company shall obtain any necessary U.S. government license or other authorization prior to undertaking the export or re-export.

b. Furthermore, each party hereto agrees that it will not export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

15.           Confidentiality.

a.           Each Party agrees that all Confidential Information disclosed to it or its Affiliates by the other Party (a) shall not be used by the receiving Party or its Affiliates except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement, (b) shall be maintained in confidence by the receiving Party and its Affiliates, and (c) shall not be disclosed by the receiving Party or its Affiliates to any third party who is not an Affiliate or consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party.  Notwithstanding the foregoing provisions of this Paragraph 16, either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by applicable law, regulation or legal process, including without limitation by the rules or regulations of the United States Securities and Exchange Commission (the “SEC”) or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, in which event such Party shall provide prior notice of such intended disclosure to such other Party if possible under the circumstances and shall disclose only such Confidential Information of such other Party as is required to be disclosed.

b.           Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party's respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement, provided that Company  and Columbia shall each remain responsible for any failure by its and its Affiliates' respective employees, consultants and advisors to treat such information and materials as required under Paragraph 16.

c.           All obligations of confidentiality imposed under this Paragraph 16 shall expire upon the later of (a) the expiration of the royalty term, and (b) five (5) years after the date the applicable Confidential Information is disclosed.

16.           Breach and Cure.

a.           In addition to applicable legal standards, the Company shall be considered to be in material breach of this Agreement for (i) failure to pay fully and promptly amounts due pursuant to Section 3 and payable pursuant to Section 4 or Section 7; (ii) failure to comply with governmental requests directed to Columbia or the Company pursuant to Section 11b; or (iii) a material breach of the Stock Purchase Agreement or the Stockholder’s Agreement which is to be executed within sixty days of the execution of this Agreement is a material breach of this Agreement.

b.           Either party shall have the right to cure its material breach.  The cure shall be effected within a reasonable period of time but in no event later than thirty days after notice of any other breach given by the non-breaching party.

17.           Term of Agreement.

a.           This Agreement shall be effective as of the date first recited above and shall continue in full force and effect until its expiration or termination in accordance with this Section 17; provided however that if the Stock Purchase Agreement or the Stockholders Agreement with Columbia and Omnimmune are still negotiating as of the execution of this Agreement is not executed within sixty days of the effective date of this Agreement, then this Agreement is null an void.

b.           Unless terminated earlier under any provision of this Agreement, the term of exclusive license granted under the Licensed Patents shall extend until the expiration of the last to expire of the Licensed Patents or ten years from the date of the first sale, whichever is later, on a product by product basis.

c.           The license granted under this Agreement may be terminated by Columbia (i) upon thirty days written notice to the Company if Columbia elects to terminate in accordance with Sections 6b, 6c, and 6d (ii) upon thirty days’ written notice to the Company for the Company’s material breach of the Agreement and the Company’s failure to cure such material breach in accordance with Section 17b, or (iii) should the Company commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it.

d.           The license granted under this Agreement may be terminated by the Company (i) upon thirty days written notice to Columbia for Columbia’s material breach of the Agreement and Columbia’s failure to cure such material breach in accordance with Section 17b, or (ii) should Columbia commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it; or (iii) at any time upon one hundred eight (180) days prior written notice, provided that upon termination, the Company (a) pays Columbia $250,000 in addition to any other payments accrued through the date of termination and (b) not have the rights to and cease use of, Licensed Materials.

e.           Upon any termination of this Agreement pursuant to Section 17c(i), 17c(ii) or 17d(i) all sublicenses granted by the Company hereunder shall be assigned to Columbia, and Columbia shall accept the same, provided Columbia’s obligations and liabilities are no greater than Columbia undertook in this Agreement.

f.           Upon termination the parties shall remain liable for all obligations and liabilities accrued through the date of termination, and sections 4c, 9, 10, 11b, 12, and 14 shall survive the termination or expiration of this Agreement.

18           Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail (return receipt requested), postage pre-paid, if to Columbia, to:

Executive Director
Columbia Innovation Enterprise
Columbia University
Engineering Terrace, Suite 363
500 West 120th St., Mail Code 2206
New York, NY  10027
copy to:

General Counsel
Columbia University
412 Low Memorial Library
535 West 116th St., Mail Code 4308
New York, NY  10027

if to the Company, to:

Harris A. Lichtenstein, Ph.D.
President & CEO
Omnimmune Corp.
4600 Post Oak Place
Suite 152
Houston, Texas 77027

or to such other address as a party may specify by notice hereunder.

20.           Assignment.  This Agreement may not be assigned without the written consent of the other party, which consent will not be unreasonably withheld or delayed and provided, however, that the Company may assign this agreement as part of a merger with and/or into another company or as part of a sale of all or substantially all of its assets to which this license relates.

21.           Governing Law.  This Agreement shall be governed by New York Law applicable to agreements made and to be fully performed in New York, and without reference to the conflict of laws principles of any jurisdiction.  The parties agree that any and all claims arising under this Agreement or relating thereto shall be heard and determined either in the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties agree to submit themselves to the personal jurisdiction of those courts.

22.           Preference for U.S. Industry.  The Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States, in accordance with 35 U.S.C. ' 204.

IN WITNESS THEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY
IN THE CITY OF NEW YORK

By /s/ Michael J. Cleare______________________
Executive Director, Columbia Innovation Enterprise
Date:__________________________

OMNIMMUNE CORP.

By /s/  Harris A. Lichtenstein
Harris A. Lichtenstein, Ph.D.,
President & CEO
Date: 1/17/05

ATTACHMENT A

Licensed Patents:

1.	Methods of Using Antibodies Against Human Chorionic Gonadotropin-Related Determinants to Lyse, Quantitatively Measure and Enrich Human Malignant Cells.	European Patent No. 0636171 issued 6/7/00

2.	Methods of Using Antibodies Against Human Luteinizing Hormone-Related Determinants to Detect and Enrich Human Malignant Cells. Patent No.6,403,326 issued 6/11/02 and its continuation	U.S. Serial No. 10/164,914 and any continuation, or divisional thereof.

3.	Method of Using Antibodies against Hormone-Related Determinants. U.S. Patent number 6,339,143 issued January 15, 2002.

Licensed Materials:

Antibodies and Cell Lines:

A)	A501, A502, A201, A202,

B)	B109, B201, B204, B205, B151, B152, B405, B406, B407, B408, B409, B411, B412, B413, and

C)	CTP-101, CTP-102, CTP-103, CTP 104, CTP 105.

Columbia makes no guarantees that it has viable cell line cultures that it can provide to Omnimmune.  Columbia will make reasonable efforts to provide or find providers of a portion of such cell lines to Omnimmune provided Omnimmune will reimburse reasonable costs in growing up and providing any such cell line cultures to Omnimmune.   Omnimmune may have more than one source from which to acquire Licensed Materials, but if Omnimmune acquires the Licensed Materials directly from Columbia, Omnimmune and Columbia will make reasonable efforts to document the transfer with a material transfer agreement referencing this Agreement.

ATTACHMENT B
STOCK AGREEMENTS